EXHIBIT 99.1

SIRNA THERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS

San Francisco, CA- March 1, 2006 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported financial results for the fourth quarter and year ended December 31, 2005.

For the quarter ended December 31, 2005, Sirna reported a net loss of $5.8 million, or $0.10 per share, compared to a net loss of $8.9 million, or $0.23 per share, for the same period in 2004. Net loss for the year ended December 31, 2005 was $23.9 million, or $0.48 per share, compared to $28.9 million, or $0.81 per share, for the same period last year.

Revenues for the fourth quarter of 2005 were $1.0 million, up from $692,000 for the same quarter in 2004. Revenues for the twelve months ended December 31, 2005 were $4.9 million compared to $1.5 million during the same period in 2004. Revenues increased during 2005 compared to 2004 primarily due to a $1.8 million success milestone payment received in July 2005 related to its oncology collaboration with Eli Lilly and Company, and a $1.7 million increase in contract manufacturing revenues. In addition, the Company recognized $417,000 in revenue from the $5.0 million cash up-front fee received from Allergan, Inc., in September 2005. This up-front fee is being amortized over the development period.

Operating expenses decreased to $7.3 million and $29.9 million for the three and twelve-month periods ended December 31, 2005, respectively, compared to $9.6 million and $30.6 million for the same periods in 2004. The quarter-to-quarter decrease is primarily due to a $1.9 million R&D expense in the fourth quarter of 2004 related to the acquisition of Skinetics, Inc., which has become the foundation for the Company’s dermatology program.

Sirna ended the fourth quarter with $45.7 million in cash and marketable securities. The Company expects to use approximately $25.0 million in cash to fund 2006 operations, to be partially offset by potential new collaboration fees received during the year.

“Sirna had an exciting fourth quarter,” stated Howard W. Robin, Sirna President and CEO. “Most importantly, we selected a clinical candidate, Sirna-034, in our hepatitis C antiviral program. This candidate was selected on the basis of impressive systemic efficacy in multiple animal model systems, including non-human primates, which is a first in the field of RNAi-based therapeutics. We expect to initiate Phase 1 clinical trial enabling toxicology studies this month and to file an IND for Sirna-034 in the fourth quarter this year.”

Recent highlights include:

•
The completion of Phase 1 clinical trial of Sirna-027 for age-related macular degeneration demonstrated that Sirna's short interfering RNA (siRNA) molecule targeting Vascular Endothelial Growth Factor Receptor-1 (VEGFR-1) is safe and well tolerated. Twenty-five of 26 patients (96%) showed visual acuity stabilization and 23% of those patients experiencing clinically significant improvement in visual acuity eight weeks after a single injection. The trial also showed a relevant decrease in central foveal thickness measured by ocular coherence tomography (OCT), which is the first demonstration of biological activity of a siRNA in humans.

•
The selection of Sirna’s hepatitis C virus (HCV) drug candidate, Sirna-034. The compound consists of multiple, chemically optimized, siRNAs formulated in Sirna’s proprietary nanoparticle technology. These siRNAs target highly conserved sequences in the Hepatitis C viral genome and is designed to inhibit viral replication and dramatically reduce the generation of drug resistant mutant variants. In preparation for Phase 1 clinical trials, Sirna has begun manufacturing material for its preclinical toxicology studies to be followed by the filing of an IND application with the FDA during fourth quarter of 2006. Sirna is the first company to demonstrate systemic efficacy of siRNAs in non-human primates.

•
The exclusive worldwide license to the Rana Patents on chemically-modified short interfering RNA (siRNA) from the University of Massachusetts. The license is complimentary to Sirna’s existing chemical modification-related intellectual property portfolio, which collectively provide Sirna a strong patent position in the discovery, development and commercialization of chemically optimized siRNAs. In addition, in January the United States Patent and Trademark Office granted Sirna U.S. Patent No. 6,989,442 for the chemical synthesis and manufacturing of ribonucleic acids (RNA). The patent broadly covers a process for the synthesis, deprotection and purification of nucleic acids with one or more ribonucleotides.

•	The addition of the company to the NASDAQ Biotechnology Index (Nasdaq: ^NBI), effective on November 21, 2005.

Howard W. Robin and the Sirna senior management team will discuss progress to date in Sirna’s clinical and preclinical programs, business development efforts as well as the fourth quarter financial results during a conference call on Wednesday, March 1st at 4:30 p.m. EST (2:30 p.m. MST and 1:30 p.m. PST).

A live audio webcast of the call will be available at the Company's corporate web site at www.sirna.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. To access the live telephonic broadcast, domestic callers should dial (877) 502-9274; international callers may dial (913) 981-5584.

An audio webcast replay will be available on Sirna's web site, www.sirna.com, for 30 days. Additionally, a telephonic replay of the call will be maintained through midnight, Wednesday, March 15, 2006. To access the replay, please dial (888) 203-1112 from the U.S. or (719) 457-0820 when calling internationally, using confirmation code 5659654.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington's disease, diabetes and oncology. Sirna Therapeutics has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna-027, which has been partnered with Allergan, Inc., has demonstrated that it is safe and well tolerated with 25 of 26 patients showing visual acuity stabilization and 23% of those patients experiencing clinically significant improvement in visual acuity eight weeks after a single injection. In addition, Sirna recently announced that it has selected Sirna-034, a systemically delivered, optimized siRNA compound, as its candidate for advancement to human clinical testing against Hepatitis C virus. Sirna has a leading intellectual property portfolio in RNAi with 49 issued patents and over 240 pending applications worldwide. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Safe Harbor Statement

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. The development of Sirna-027 and Sirna-034 as well as Sirna’s other programs are still at a relatively early stage and subject to significant risks and unknowns. Moreover, Sirna's ability to develop products and operate as a going concern requires significant cash to fund its operating programs. Additional risks and uncertainties include Sirna's early stage of development and short operating history, Sirna's history and expectation of losses and need to raise capital, the rate at which Sirna uses cash, the timing of receipt of development milestone payments from collaborating partners, Sirna's need to obtain clinical validation and regulatory approval for products, Sirna's need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna's need to attract and retain qualified personnel, Sirna's need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna's common stock, Sirna's concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Gregory Weaver, SVP Finance and Chief Financial Officer,
Sirna Therapeutics, Inc., 415-281-2700
Francesca DeMartino of The Ruth Group, 646-536-7020

SIRNA THERAPEUTICS, INC.
CONDENSED BALANCE SHEET
(in thousands)

	December 31,	December 31,
	2005	2004
Assets
Cash, cash equivalents and
securities available-for-sale	$45,692	$36,083
Accounts receivable	23	66
Property, plant and equipment, net	1,906	2,507
Other assets, net	1,896	2,901

Total assets	$49,517	$41,557

Liabilities and stockholders' equity
Current liabilities	$6,549	$6,855
Deferred revenue - long term	2,917	—
Long-term liabilities	275	375
Stockholders' equity	39,776	34,327
Total liabilities & stockholders' equity	$49,517	$41,557

SIRNA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue
Contract revenues	$419	$546	$2,366	$687
Contract revenues-manufacturing	592	146	2,532	860
Total revenues	1,011	692	4,898	1,547

Expenses
Cost of goods sold	434	129	2,097	792
Research and development	4,636	5,913	20,138	21,137
General and administrative	2,240	1,686	7,642	6,740
Acquired in-process research and development	-	1,883	-	1,883
Total expenses	7,310	9,611	29,877	30,552

Operating loss	(6,299)	(8,919)	(24,979)	(29,005)

Interest income, expense and other expense	524	61	1,062	148

Net loss	$(5,775)	$(8,858)	$(23,917)	$(28,857)

Net loss per share (basic and diluted)	$(0.10)	$(0.23)	$(0.48)	$(0.81)

Shares used in computing
net loss per share	59,570	38,209	49,438	35,795